UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 13, 2010
Killbuck Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Ohio	000-24147	34-1700284

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)
165 North Main Street
Killbuck, Ohio 44637

(Address of principal executive offices)
Registrant’s telephone number, including area code: (330) 276-2771
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On December 13, 2010, the Company’s Board of Directors appointed Craig Lawhead, age 53, to the positions of President and Chief Executive Officer of Killbuck Bancshares, Inc. This appointment is set to go into effect on March 21, 2011, which date coincides with the retirement of the Company’s current President and Chief Executive Officer, Luther E. Proper. For the past 5 years, Mr. Lawhead has served as the Senior Lending Officer for the Company’s wholly-owned subsidiary, The Killbuck Savings Bank Co., and has also held the title of Executive Vice President of The Killbuck Savings Bank Co. and Vice President and Treasurer of the Company.
     The Company has not entered into any written employment arrangement with Mr. Lawhead regarding this appointment. However, Mr. Lawhead will receive a base salary of $144,375.00 per year and will participate in the Company’s cash bonus plan, integrated profit sharing pension plan and a 401(k) plan, and all group plans applicable to employees in general, including healthcare, life and disability insurance plans.
     Mr. Lawhead has no family relationship with any director or executive officer of the Company or any of its affiliated subsidiaries. Since the beginning of the Company’s last fiscal year, neither Mr. Lawhead nor any member of his immediate family have been customers of, or have had transactions with, the Company or any of its affiliated subsidiaries which would be reportable under Item 404(a) of SEC Regulation S-K.
     On December 13, 2010, the Company’s Board of Directors also adopted resolutions increasing the number of total members of the Board from nine to ten, which increase went into effect as of that date. The Board also appointed Craig Lawhead to fill the newly-created vacancy in the Board of Directors. Mr. Lawhead has been appointed to class B of the Company’s Board, and his initial term will expire at the Company’s Annual Meeting of the Shareholders to be held in 2012. At this time, it is expected that Mr. Lawhead will serve on no committee other than the loan committee of The Killbuck Savings Bank Co.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf by the undersigned thereunto duly authorized.

Killbuck Bancshares, Inc.
Date: December 15, 2010	By:	/s/ Luther E. Proper
Luther E. Proper
President and Chief Executive Officer